SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                     THE SECURITIES AND EXCHANGE ACT OF 1934

                Date of report (date of earliest event reported):





                           EARTH SEARCH SCIENCES, INC.
              (Exact name of registrant as specified in its charter



                        State of Utah 0-19566 87-0437723
             (State of Incorporation) (Commission (I.R.S. Employer
                          File No.) Identification No.)



502 North 3rd Street, Suite #8, McCall, Idaho                    83638
  (Address of principal executive offices)                     (Zip code)


               Registrant's telephone number, including area code:
                                 (208) 634-7080


                                    No Change
          (Former Name or Former Address, if changed since last report)

Item 5.  OTHER EVENTS.

     MINING EXPLOITATION FIRM'S KAZAKSTAN GROUND WORK INDICATES "REMARKABLE"
                        CONCENTRATION OF METAL RESOURCES.

     Larry Vance, chairman of the board of Earth Search Sciences, today disclosed that the company has received findings of an independent consultant that indicate a "remarkable" concentration of potentially viable precious and base metals properties inside Earth Search's mineral concession in Kazakstan.
     The proprietary mineralization review was performed for Earth Search Sciences by Behre Dolbear & Co. Inc. of Denver, a global consultant on mineral development to major financial institutions and energy concerns. The Kazakstan field work also included a team from Falconbridge Limited, a $2-billion-a-year mining company based in Toronto, which has signed an agreement with Earth Search Sciences to evaluate certain mineral exploration opportunities. Earth Search Sciences holds a majority equity interest in the mineral concession in a region of Kazakstan known as the "Polygon," a vast and highly mineralized area in northeastern Kazakstan along the country's border with Russia.
     "What this consultant's ground work has done is validate our own belief that our work in Kazakstan has the potential to be the defining moment in the emergence of Earth Search Sciences from its development stage into a significant revenue-generating business," Vance said.
     "We look forward to continuing our process of identifying the sites of greatest potential when our breakthrough airborne sensing instrument joins in the Department of Energy's mission to Kazakstan in the first half of 1997."
     Earth Search's first airborne sensing instrument, Probe 1, is scheduled to be delivered in the first half of 1997. Probe 1's hyperspectral imaging creates ultra high-resolution images of the Earth's surface. Analysis of these images using Earth Search Science's proprietary instruments and software can determine the presence of a target molecule in a geologic formation or in live vegetation, multiplying the probability of identifying commercially viable mineral deposits.
     Earth Search Sciences engaged Behre Dolbear & Co. to undertake a proprietary examination of the Polygon. The consulting firm studied 15 separate properties.
     "Based upon its site visit to 15 prospects, Behre Dolbear believes that the Polygon represents a remarkable concentration of potentially viable precious and base metal properties," the report said. "Initial field surveys indicate the potential for hosting entire districts of different classes of mineral deposits."
     Among the significant mineral concentrations found in the Polygon:

                  * Gold
                  * Copper
                  * Zinc
                  * Tungsten
                  * Coal

     Behre  Dolbear's  professional  leading the Kazakstan  field study included
Bernard J. Guarnera, a professional engineer who is the president and chief operating officer of the company, and Edward I. Erlich, Ph.D., an economic geologist who formerly was a high-level geologist in the U.S.S.R.'s Ministry of Geology.
     "The hyperspectral data collected will prove invaluable in identifying additional mineral targets, determining the extent of mineralization of known prospects, and providing detailed lithologic maps," the Behre Dolbear report said, indicating the value of the Probe 1 overflights of 1997.
     The U.S. Department of Energy originally scheduled its hyperspectral imaging mission of Kazakstan for September 1996 but at the request of the Kazakstani government agreed to postpone the plans. The Department has since informed Earth Search Sciences that the mission, which will include the Probe 1 instrument, will be carried out in June 1997.

     In August, Energy Secretary Hazel O'Leary and the Kazakstani Ambassador to the United States, Bolat Nurgaliev, signed a memorandum of cooperation to use Earth Search Sciences' hyperspectral imaging technology and other methods to identify and quantify mineral reserves in Kazakstan.
     Earth Search Sciences has secured commercial use of the government's hyperspectral imaging process through a Space Act technology transfer agreement. Earth Search has miniaturized the technology so that hyperspectral imaging equipment can be mounted on remote platforms such as civilian aircraft.
     Demonstration of this technology is at the heart of the mission to Kazakstan. There, Earth Search Sciences will team with the U.S. government and several private subcontractors from the aerospace and electronics industries to determine the extent of commercially viable resources in the vast and mineral rich Polygon.
     As part of that agreement, Earth Search Sciences holds a major equity interest in the mineral reserves of the Polygon.


                                    SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                             EARTH SEARCH SCIENCES, INC.
                                             (Registrant)



                                             By /s/ Larry F. Vance
                                             Larry F. Vance
                                             Chairman and Director


December 5, 1996